Exhibit 10.11
SEVERANCE AGREEMENT
THIS SEVERANCE AGREEMENT (this “Agreement”) is made and entered into effective on the 27th day of July 2015 (the “Effective Date”), by and between CTI BioPharma Corp., a Washington corporation (the “Company”), and Bruce J. Seeley (the “Executive”).
RECITALS
THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:
A.    The Executive is currently employed with the Company, and the Company desires to provide severance benefits to the Executive in the event the Executive’s employment with the Company terminates under certain circumstances, on the terms and conditions set forth in this Agreement.
B.    This Agreement shall be effective immediately and shall supersede and negate all previous agreements and understandings with respect to the subject matter hereof except as expressly noted herein.
AGREEMENT
NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:
1.    Termination of Employment.

1.1
Benefits upon Termination. If the Executive’s employment with the Company is terminated for any reason by the Company or by the Executive for any reason (in any case, the date that the Executive’s employment with the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)    The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as such term is defined in Section 2);
(b)    If the Executive’s employment with the Company terminates as a result of an Involuntary Termination (as such term is defined in Section 2), the Executive shall be entitled to the following benefits:
(i)    The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to (i) one and one-half (1.5) times the Executive’s base salary at the annualized rate in effect on the Severance Date, plus (ii) the greater of the average of the Executive’s annual bonuses for the three years preceding the year in which the Severance Date occurs or thirty percent (30%) of the Executive’s base salary at the annualized rate in effect on the Severance Date. Such amount is referred to hereinafter as the “Severance Benefit.” Subject to Section 17(b), the Company

shall pay the Severance Benefit to the Executive in substantially equal installments in accordance with the Company’s standard payroll practices over a period of eighteen (18) consecutive months, with the first such installment payable on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service (as such term is defined in Section 2).
(ii)    The Company will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage under the group medical program available to the Company’s employees generally for the Executive (and, if applicable, the Executive’s spouse and eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall, subject to Section 17(b), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the eighteenth (18th) month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent the Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place. The Company’s obligation to pay or reimburse for premiums pursuant to this clause does not apply to: (i) any coverage that the Company (or one of its affiliates) is not required to offer the Executive pursuant to COBRA; (ii) dental, vision, or other non-medical coverage; and (iii) to any executive-level (or similar) coverage that is not available to the Company’s employees generally.
(iii)    The Company will pay or reimburse the Executive for premiums charged to continue life insurance coverage for the Executive, to the extent such coverage was in effect and paid for by the Company on the Severance Date, for a period of eighteen (18) months following the Severance Date.
(iv)    Any stock options or equity or equity-related compensation or grants (to the extent outstanding and not otherwise vested as of the Severance Date) shall become fully exercisable and vested immediately prior to such termination (with the vesting of any grants that include performance-based vesting criteria to be determined as if all performance conditions under the award were met in full on the Severance Date). Except as provided in this Section 1.1(b)(iv), the effect of a termination of the Executive’s employment on the Executive’s equity-based awards (including any limited period to exercise any stock options) shall be determined under the terms of the applicable award agreement.

(c)    Notwithstanding the foregoing provisions of this Section 1.1, if the Executive breaches any of his obligations under his Employee Invention and Proprietary Information Agreement (or any similar or successor agreement) with the Company (the “Proprietary Information Agreement”) or the Release (defined below) at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit or provide any of the other payments or benefits set forth in Section 1.1(b); provided that, if the Executive provides the Release, in no event shall the Executive be entitled to benefits pursuant to Section 1.1(b) of less than $5,000 (or the amount of such benefits, if less than $5,000), which amount the parties agree is good and adequate consideration, in and of itself, for the Release.
(d)    The foregoing provisions of this Section 1.1 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

1.2	Release; Exclusive Remedy.
(a)    This Section 1.2 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 1.1(b) or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall provide the Company with a valid, executed general release agreement in a form acceptable to the Company (the “Release”), and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall provide the final form of Release to the Executive not later than seven (7) days following the Severance Date, and the Executive shall be required to execute and return the Release to the Company within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law) after the Company provides the form of Release to the Executive.
(b)    The Executive agrees that the payments and benefits contemplated by Section 1.1 shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 1.1 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages. The Executive hereby irrevocably resigns, on the Severance Date, from the Company and any affiliate of the Company, as an officer and director of the Company and any affiliate, and as a fiduciary of any benefit plan of the Company or any affiliate of the Company (in each case, to the extent the Executive then has any such position), and from each and every other position that the Executive may then otherwise hold with the Company or any of its affiliates. The Executive agrees to promptly execute and provide to the Company any further documentation, as requested by the Company (whether before or after the Severance Date), to confirm such resignations.

2.	Certain Defined Terms. As used herein, the following terms shall have the meanings set forth below in this Section 2.
(a)    “Accrued Obligations” means (i) any of the Executive’s base salary from the Company that had accrued but had not been paid (including accrued and unpaid vacation time, subject to the Company’s vacation policies in effect from time to time) on or before the Severance Date; and (ii) any reimbursement due to the Executive for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.
(b)     “Cause” means any of the following: (i) gross negligence or willful misconduct in the performance of the Executive’s duties to the Company after written notice to the Executive and the failure to cure same within ten (10) days after receipt of written notice; (ii) the Executive’s refusal or failure to act in accordance with any lawful specific direction or order of the Board or any executive of the Company to which the Executive reports after written notice to the Executive of such refusal or failure and failure to cure the same within ten (10) days after receipt of written notice; (iii) the Executive’s commission of any act of fraud with respect to the Company; (iv) the Executive’s material breach of any written agreement or material policy of the Company after written notice to the Executive of such breach and failure to cure, if curable, the same within ten (10) days after receipt of written notice; (v) the Executive’s conviction of, or plea of nolo contendre to, a crime which adversely affects the Company’s business or reputation, in each case as determined by the Board; and (vi) the Executive’s substantial failure to perform a material duty to the Company.
(c)    “Disability” means a physical or mental impairment which, as reasonably determined by the Company’s Board of Directors (the “Board”), renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.
(d)    “Good Reason” means the occurrence (without the Executive’s consent) of any one or more of the following conditions: (i) a material reduction in the Executive’s responsibilities, authority, titles or offices resulting in material diminution of his position, excluding for this purpose an isolated, insubstantial, inadvertent action not taken in bad faith; (ii) a reduction of more than ten percent (10%) of the Executive’s Base Salary, other than as a part of an across-the-board salary reduction applicable to executive officers of the Company; (iii) relocation of Executive’s primary place of business for the performance of his duties to a location which is more than fifty (50) miles from its prior location; (iv) a material breach by the Company of this Agreement; or (v) the Company diminishes the Executive’s reporting relationship such that he no longer reports directly to the Chief Executive Officer of the Company; provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within sixty (60) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 14), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute Good Reason.

(e)    “Involuntary Termination” shall mean (i) a termination of the Executive’s employment by the Company without Cause (and other than due to Executive’s death or in connection with a good faith determination by the Board that the Executive has a Disability), or (ii) a resignation by the Executive for Good Reason.
(f)    As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

3.	Withholding Taxes; Section 280G.
(a)    Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
(b)    Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Executive under any other Company plan or agreement, including, for certainty, the Severance Benefits, (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Executive received all of the Benefits (such reduced amount if referred to hereinafter as the “Limited Benefit Amount”). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination by the Accountants described below. Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation. A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. The Accountants shall provide such determination, together with detailed supporting calculations and documentation to the Company and Executive within ten (10) business days of the date of termination of the Executive’s employment, if applicable, or such other time as requested by the Company or Executive (provided Executive reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Accountants determine that no Excise Tax is payable by Executive with respect to any Benefits, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Benefits. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. The Company and Executive will furnish to the Accountants such information and documents as the

Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

4.	Beneficiaries; Successors and Assigns.
(a)    In the event any amount is payable pursuant to this Agreement following the Executive’s death, payment shall be made to the Executive’s estate.

(b)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(c)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

5.
Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

6.
At-Will Employment. The parties agree that the Executive’s employment with the Company constitutes “at-will” employment and may be terminated at any time, with or without cause or notice, by the Company or the Executive. The Executive understands and agrees that neither the Executive’s job performance nor promotions, commendations, bonuses or the like (in each case, if any) from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of the Executive’s employment with the Company.

7.
Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

8.
Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of Washington, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Washington without regard to principles of conflict of laws.

9.
Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

10.
Entire Agreement. This Agreement (and the other documents referred to herein) embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. Notwithstanding anything above in this Section 10 to the contrary, and for purposes of clarity, the Proprietary Information Agreement, any written equity award agreement evidencing the terms and conditions of an equity award granted by the Company to the Executive (as to such award only), as well as the Company’s rights under any trade secret, confidentiality, inventions or similar agreement or policy, are not integrated into this Agreement and shall continue in effect.

11.
Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement which is executed by both of the parties hereto; provided, however, that any such subsequent agreement that would contract the Executive’s rights under this Agreement must expressly refer to this Agreement in order for it to amend, modify or change (in whole or in part) the Executive’s rights under this Agreement.

12.
Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party giving such waiver.

13.
Arbitration. The Executive and the Company agree that any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in King County, Washington, before a sole arbitrator (the “Arbitrator”) selected from the American Arbitration Association, as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment. The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee, but that each party shall bear its own attorneys fees and other expenses.

14.
Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:

CTI BioPharma Corp.
3101 Western Avenue, Suite 600
Seattle, WA 98121
Attention: Chief Executive Officer

with a copies to:

CTI BioPharma Corp.
3101 Western Avenue, Suite 600
Seattle, Washington 98121
Attention: Legal Affairs
AND
O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, California 94111-3823
Attn: C. Brophy Christensen, Esq.

if to the Executive, to the address most recently on file in the payroll records of the Company.

15.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

16.
Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so. The Executive agrees and acknowledges that O’Melveny & Myers LLP is legal counsel to the Company and not counsel to, nor has it provided advice to, the Executive.

17.	Section 409A.
(a)    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.
(b)    If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 1.1(b) until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this Section 17(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 17(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).
(c)    To the extent that any benefits or reimbursements pursuant to Section 1.1(b)(ii) or (iii) are taxable to the Executive, any reimbursement payment due to the Executive pursuant to such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provision are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year. The Executive agrees to promptly submit to the Company receipts and any other documentation reasonably required to substantiate any such benefits and reimbursements in order to facilitate the timely payment or reimbursement of the same.
[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

"COMPANY"
CTI BioPharma Corp.,
a Washington corporation

By: /s/ James Bianco
Name: James A. Bianco
Title: President and Chief Executive Officer

“EXECUTIVE”

/s/ Bruce Seeley
Bruce J. Seeley